Exhibit 16.1

Williams & Webster, P.S.
Certified Public Accountants & Business Consultants

November 25, 2008

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Silver Butte Company
Commission File Number (001-05970)

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K A dated November 24, 2008.

There were no disagreements with Silver Butte Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ WILLIAMS & WEBSTER, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

Bank of America Financial Center 601 W. Riverside, Suite 1940, Spokane, WA 99201 Phone (509) 838-5111 Fax (509) 838-5114	www.williams-webster.com	Center for Public Company Audit Firms Private Companies Practice Section AICPA, WSCPA